Exhibit 99.1

CPI Card Group Inc. Reports Fourth Quarter and Full Year 2017 Results

Date: March 12, 2018

Fourth Quarter 2017 Net Sales of $65.0 million, down 3.6% year-over-year

Fourth Quarter 2017 GAAP Net Loss of $14.6 million; Adjusted Net Loss of $0.4 million

Fourth Quarter 2017 Adjusted EBITDA of $3.4 million

Fourth Quarter 2017 Cash Provided by Operating Activities of $9.4 million

2017 Ending Cash of $23.2 million, Undrawn Available Revolver of $20.0 million, Available Liquidity of $43.2 million

Growth, Optimization, and Innovation Initiatives Underway; Remain Confident in Long-Term Opportunities

Call scheduled for Monday, March 12, 2018 at 5:00 p.m. Eastern Time

Littleton, Colo. March 12, 2018 -- CPI Card Group Inc. (Nasdaq: PMTS; TSX: PMTS) (“CPI Card Group” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2017.

Scott Scheirman, President and Chief Executive Officer of CPI, stated, “Our fourth quarter operating results were broadly in line with our expectations, including generating positive operating and free cash flow. We continue to see long-term opportunities for CPI in the broader payments market. Beginning in late 2017, we undertook a comprehensive review of CPI’s business and market opportunities. As we moved into 2018, we developed a plan that will enable us to better serve the needs of our customers, further capitalize on our addressable market, and deliver shareholder value. The foundation of this strategy is to be the partner of choice by providing market-leading quality products and service with a cost competitive business model. We will do this through steadfast attention to four key priorities: deep customer focus, market-leading quality products and customer service, a market competitive business model, and continuous innovation.”

Mr. Scheirman continued, “We have already implemented several initiatives designed to reach our objectives. We re-aligned our U.S. organization to better serve our customers by enhancing product and service delivery, improving decision making, accelerating speed to market, and improving our operational efficiencies. We have also begun the process of consolidating our card personalization operations in the U.S. from three facilities to two facilities in order to better serve our customers with market leading quality and increased operational efficiencies. I am encouraged with the progress we have made thus far in executing against our plans, and believe we have taken the appropriate first steps toward getting CPI fit for growth.”

Lillian Etzkorn, Chief Financial Officer, stated, “We were pleased to make progress in improving our operating cash flow trend in the fourth quarter. Looking to 2018, we will continue to invest in our business to enhance our products and solutions, and drive efficiencies to improve our overall cost structure. We believe that we have adequate cash and liquidity to support our business plan. Our focus is on driving profitable growth, returning to consistent positive cash flow generation, and delivering shareholder value.”

Balance Sheet, Cash Flow, Liquidity & Other Select Financial Information

At December 31, 2017, the Company had $23.2 million of cash and cash equivalents, up from $14.8 million at the end of the third quarter of 2017. At December 31, 2017, the Company had an undrawn $40.0 million revolving credit facility, of which $20.0 million was available for borrowing.

Cash provided by operating activities for the fourth quarter of 2017 was $9.4 million, and capital expenditures totaled approximately $1.0 million. Free cash flow for the fourth quarter of 2017 was $8.4 million. Cash provided by operating activities for the year ended December 31, 2017 was $2.4 million, compared with $60.0 million in the prior year. Capital expenditures totaled $8.8 million for the year ended December 31, 2017, compared with $14.3 million in the prior year.

Total debt principal outstanding, comprised of the Company’s First Lien Term Loan, was $312.5 million at December 31, 2017, unchanged from December 31, 2016.  Net of debt issuance costs and discount, recorded debt was $303.9 million as of December 31, 2017.  The Company’s First Lien Term Loan matures on August 17, 2022 and includes no financial leverage covenants.

Fourth Quarter and Full Year 2017 Consolidated Financial Highlights

Net sales were $65.0 million in the fourth quarter of 2017, representing a decrease of 3.6% from the fourth quarter of 2016.  For the year ended December 31, 2017, net sales were $254.9 million, representing a decrease of 17.4% year-over-year. GAAP net loss in the fourth quarter of 2017 was $14.6 million, or a loss of $1.31 per diluted share, compared to a net loss of $4.0 million, or a loss of $0.36 per diluted share in the fourth quarter of 2016. For the year ended December 31, 2017, net loss was $22.0 million, or a loss of $1.98 per diluted share, compared with net income of $5.4 million, or $0.48 per diluted share in the prior year. The fourth quarter and full year 2017 net loss included non-cash impairment charges of $19.1 million, which were not deductible for tax purposes, and also included a one-time income tax benefit of approximately $7.1 million related to the United States tax reform legislation signed in December.

Adjusted EBITDA for the fourth quarter of 2017 was $3.4 million, compared with $8.6 million in the prior year. For the year ended December 31, 2017, Adjusted EBITDA was $25.5 million, compared with $57.2 million in the prior year. Adjusted Net Loss in the fourth quarter of 2017 was $0.4 million, or a loss of $0.03 per diluted share, compared with Adjusted Net Income of $0.1 million, or $0.01 per diluted share in the fourth quarter of 2016. For the year ended December 31, 2017, Adjusted Net Loss was $2.2 million, or a loss of $0.20 per diluted share, compared with Adjusted Net Income of $15.7 million, or $1.40 per diluted share in the prior year.

Fourth Quarter and Full Year 2017 Segment Information

U.S. Debit and Credit:

Net sales were $37.9 million in the fourth quarter of 2017, representing a decrease of 13.4% from the fourth quarter of 2016. The decrease in U.S. Debit and Credit segment net sales was driven predominantly by a decline in the number of EMV® chip cards sold in the fourth quarter compared with the fourth quarter of 2016 and lower EMV® card average selling prices, as well as a $1.2 million decrease in card personalization and fulfillment services revenue. For the year ended December 31, 2017, U.S. Debit and Credit segment net sales were $158.9 million, representing a decrease of 23.9% from $208.8 million in the prior year.

U.S. Prepaid Debit:

Net sales were $19.0 million in the fourth quarter of 2017, representing an increase of 50.1% from the fourth quarter of 2016. The year-over-year increase in U.S. Prepaid Debit segment net sales was driven primarily by sales volume increases across the retail prepaid customer base, and higher sales related to CPI On-DemandTM. For the year ended December 31, 2017, U.S. Prepaid Debit segment net sales were $61.1 million, representing an increase of 1.8% from $60.1 million in the prior year.

U.K. Limited:

Net sales were $7.5 million in the fourth quarter of 2017, representing a decrease of 4.1% from the fourth quarter of 2016.  The lower net sales resulted from decreased volumes with some larger customers during the quarter, partially offset by the favorable impact of foreign currency exchange rates during the quarter.  For the year ended December 31, 2017, U.K. Limited segment net sales were $31.1 million, representing an increase of 4.8% from $29.7 million in the prior year. Foreign currency exchange rates for the full year continued to have a negative impact on the Company’s sales during the year.  On a constant currency basis, U.K. Limited segment net sales for the year ended December 31, 2017 increased 10.7% compared with the prior year.

EMV® is a registered trademark or trademark of EMVCo LLC in the United States and other countries.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. generally accepted accounting principles (GAAP), we have provided the following non-GAAP financial measures in this release:  Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) per Share, EBITDA, Adjusted EBITDA, Free Cash Flow, and Constant Currency.  These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis between fiscal periods. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies.  Investors are encouraged to review the reconciliation of these historical non-GAAP measures to their most directly comparable GAAP financial measures included in Exhibit E to this press release.

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share exclude the impact of non-cash impairment charges, amortization of intangible assets, litigation and related charges incurred in connection with certain patent and shareholder litigation, stock-based compensation expense, performance bonuses in connection with the EFT Source acquisition, restructuring and other charges, and other non-operational, non-cash or non-recurring items, net of their income tax impact. A 35% tax rate is used to calculate Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share. We believe that Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our results of operations.

EBITDA

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net (loss) income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA adjusted for non-cash impairment charges, litigation and related charges incurred in connection with certain patent and shareholder litigation, stock-based compensation expense, performance bonuses in connection with the EFT Source acquisition, restructuring and other charges, foreign currency gain or loss, and other items that are unusual in nature, infrequently occurring or not considered part of our core operations, as set forth in the reconciliation on Exhibit E.  Adjusted EBITDA is also a defined term in our existing credit agreement, which generally conforms to the definition above, and impacts certain credit measures and compliance targets within the credit agreement. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net (loss) income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.

In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA, or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.

Free Cash Flow

We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

Constant Currency

Constant currency results show our current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. We present certain constant currency results to facilitate comparisons to our historical operating results.

About CPI Card Group Inc.

CPI Card Group is a leading provider in payment card production and related services, offering a single source for credit, debit and prepaid debit cards including EMV chip, personalization, instant issuance, fulfillment and mobile payment services. With more than 20 years of experience in the payments market and as a trusted partner to financial institutions, CPI’s solid reputation of product consistency, quality and outstanding customer service supports our position as a leader in the market. Serving our customers from locations throughout the United States, Canada and the United Kingdom, we have a leading network of high security facilities in the United States and Canada, each of which is certified by one or more of the payment brands: Visa, MasterCard, American Express, Discover and Interac in Canada. Learn more at www.cpicardgroup.com.

Conference Call and Webcast

CPI Card Group Inc. will host a conference call on March 12, 2018 at 5:00 p.m. ET to discuss its fourth quarter and full year 2017 results. To participate in the Company's live conference call via telephone or online:

Participant Toll-Free Dial-In Number: (844) 392-3771
Participant International Dial-In Number: (541) 397-0893
Conference ID: 5876987
Webcast Link: https://edge.media-server.com/m6/p/wbzwr9vn

Participants are advised to login for the live webcast 10 minutes prior to the scheduled start time. A webcast replay and transcript of the conference call will be available on CPI Card Group Inc.’s Investor Relations web site: http://investor.cpicardgroup.com/

Following the completion of the conference call, a replay of the conference call will be available from 8:30 p.m. ET on March 12, 2018 until 11:59 p.m. ET on March 19, 202018. To access the replay, please dial (855) 859-2056 or (404) 537-3406; Conference ID: 5876987.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by terms such as statements about our plans, objectives, expectations, assumptions or future events. Words such as “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “continue,” “project,” “plan,” “foresee,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, but are not limited to: system security risks, data protection breaches and cyber-attacks; interruptions in our operations, including our IT systems; defects in our software; failure to identify and attract new customers or to retain our existing customers; problems in production quality and process; failure to meet our customers’ demands in a timely manner; a loss of market share or a decline in profitability resulting from competition; developing technologies that make our existing technology solutions and products less relevant or a failure to introduce new products and services in a timely manner; disruptions relating to the development and execution of our strategy, or a failure to realize the anticipated benefits of such strategy; our inability to sell, exit, reconfigure or consolidate businesses or facilities that no longer meet with our strategy; our inability to develop, introduce and commercialize new products; our substantial indebtedness, including inability to make debt service payments or refinance such indebtedness; the restrictive terms of our credit facility and covenants of future agreements governing indebtedness; our limited ability to raise capital in the future; our inability to adequately protect our trade secrets and intellectual property rights from misappropriation or infringement; our dependence on the timely supply of materials, products and specialized equipment from third-party suppliers; a competitive disadvantage resulting from chip operating systems developed by our competitors; price erosion in the financial payment card industry; failure to accurately predict demand for our products and services; quarterly variation in our operating results; the effect of legal and regulatory proceedings; infringement of our intellectual property rights, or claims that our technology is infringing on third-party intellectual property; our inability to realize the full value of our long-lived assets; the impact of U.S. tax reform legislation; our failure to operate our business in accordance with data privacy laws, the PCI Security Standards Council (“PCI”) security standards or other industry standards such as Payment Card Brand certification standards; costs relating to product defects; a decline in U.S. and global market and economic conditions; potential imposition of tariffs and/or trade restrictions on goods imported into the United States; economic conditions and regulatory changes leading up to and following the United Kingdom’s exit from the European Union; our dependence on licensing arrangements; inability to renew leases for our facilities; dependence on our senior leadership team; inability to recruit, retain and develop qualified personnel; the continued viability of the Payment Card Brands; non-compliance with, and changes in, laws in the United States and in foreign jurisdictions in which we operate and sell our products; failure to maintain our listing on the NASDAQ; and other risks and other risk factors or uncertainties identified from time to time in our filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 2, 2017 and in the Company’s forthcoming Annual Report on Form 10-K for the year ended December 31, 2017. CPI Card Group Inc. undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

####

For more information:

CPI encourages investors to use its investor relations website as a way of easily finding information about the company. CPI promptly makes available on this website, free of charge, the reports that the company files or furnishes with the SEC, corporate governance information, and press releases. CPI uses its investor relations site (http://investor.cpicardgroup.com) as a means of disclosing material information and for complying with its disclosure obligations under Regulation FD.

CPI Card Group Inc. Investor Relations:

William Maina

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com

 CPI Card Group Inc.

Earnings Release Supplemental Financial Information

Exhibit A	Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income - Unaudited for the three months and years ended December 31, 2017 and 2016

Exhibit B	Condensed Consolidated Balance Sheets – Unaudited as of December 31, 2017 and 2016

Exhibit C	Condensed Consolidated Statements of Cash Flows - Unaudited for the years ended December 31, 2017 and 2016

Exhibit D	Segment Summary Information – Unaudited for the three months and years ended December 31, 2017 and 2016

Exhibit E	Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three months and years ended December 31, 2017 and 2016

				EXHIBIT A
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net sales:
Products	$30,301	$35,975	$125,306	$168,510
Services	34,663	31,405	129,556	140,190
Total net sales	64,964	67,380	254,862	308,700
Cost of sales:
Products (exclusive of depreciation and amortization shown below)	21,281	24,379	87,441	111,627
Services (exclusive of depreciation and amortization shown below)	22,211	19,771	81,180	84,453
Depreciation and amortization	2,838	2,794	11,250	10,722
Total cost of sales	46,330	46,944	179,871	206,802
Gross profit	18,634	20,436	74,991	101,898
Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization shown below)	19,740	17,041	67,258	64,011
Impairments	19,074	2,700	19,074	2,700
Depreciation and amortization	1,581	1,604	6,764	6,205
Total operating expenses	40,395	21,345	93,096	72,916
(Loss) Income from operations	(21,761)	(909)	(18,105)	28,982
Other expense, net:
Interest, net	(5,318)	(4,935)	(20,848)	(20,044)
Foreign currency (loss) gain	(8)	(226)	560	(417)
Other income, net	—	4	11	20
Total other expense, net	(5,326)	(5,157)	(20,277)	(20,441)

(Loss) Income before income taxes	(27,087)	(6,066)	(38,382)	8,541
Income tax benefit (expense)	12,479	2,052	16,372	(3,142)
Net (loss) income	$(14,608)	$(4,014)	$(22,010)	$5,399

Basic and Diluted (Loss) Earnings per Share:	$(1.31)	$(0.36)	$(1.98)	$0.48

Weighted-average shares outstanding:
Basic	11,134,633	11,062,057	11,117,454	11,165,445
Diluted	11,134,633	11,062,057	11,117,454	11,240,720

Dividends declared per common share	$—	$0.225	$0.45	$0.90

Comprehensive (loss) income
Net (loss) income	$(14,608)	$(4,014)	$(22,010)	$5,399
Currency translation adjustment	56	(702)	1,277	(2,116)
Total comprehensive (loss) income	$(14,552)	$(4,716)	$(20,733)	$3,283

		EXHIBIT B
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	December 31,	December 31,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$23,205	$36,955
Accounts receivable, net of allowances of $53 and $126, respectively	37,537	31,492
Inventories	16,237	19,369
Prepaid expenses and other current assets	3,960	4,601
Income taxes receivable	8,435	—
Total current assets	89,374	92,417
Plant, equipment and leasehold improvements, net	49,300	53,419
Intangible assets, net	41,472	46,348
Goodwill	53,611	71,996
Other assets	248	240
Total assets	$234,005	$264,420

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$16,545	$10,996
Accrued expenses	13,820	17,487
Income taxes payable	—	64
Deferred revenue and customer deposits	4,177	6,729
Total current liabilities	34,542	35,276
Long-term debt	303,869	301,922
Deferred income taxes	12,286	21,261
Other long-term liabilities	2,882	1,234
Total liabilities	353,579	359,693

Commitments and contingencies

Stockholders’ deficit:
Common Stock; $0.001 par value—100,000,000 shares authorized; 11,134,714 and 11,071,813 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively, giving effect to the 1-for 5 reverse stock split effected on December 20, 2017	11	11
Capital deficiency	(113,081)	(114,837)
Accumulated (loss) earnings	(1,366)	25,968
Accumulated other comprehensive loss	(5,138)	(6,415)
Total stockholders’ deficit	(119,574)	(95,273)
Total liabilities and stockholders’ deficit	$234,005	$264,420

		EXHIBIT C
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Year Ended December 31,
	2017	2016
Operating activities
Net (loss) income	$(22,010)	$5,399
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Impairments	19,074	2,700
Depreciation and amortization expense	18,014	16,927
Stock-based compensation expense	1,989	3,579
Amortization of debt issuance costs and debt discount	1,947	1,922
Excess tax benefits from stock-based compensation	—	(611)
Deferred income taxes	(9,095)	(1,829)
Other, net	(230)	448
Changes in operating assets and liabilities:
Accounts receivable	(5,486)	19,847
Inventories	3,573	5,793
Prepaid expenses and other assets	671	(527)
Income taxes	(8,489)	5,429
Accounts payable	5,319	(6,394)
Accrued expenses	(1,512)	3,841
Deferred revenue and customer deposits	(2,964)	3,037
Other liabilities	1,626	397
Cash provided by operating activities	2,427	59,958
Investing activities
Acquisitions of plant, equipment and leasehold improvements	(8,790)	(14,294)
Cash used in investing activities	(8,790)	(14,294)
Financing activities
Payment of Sellers Note	—	(9,000)
Dividends paid on common stock	(7,540)	(7,519)
Common stock repurchased	—	(6,008)
Taxes withheld and paid on stock-based compensation awards	(341)	—
Excess tax benefits from stock-based compensation	—	611
Cash used in financing activities	(7,881)	(21,916)
Effect of exchange rates on cash	494	(399)
Net (decrease) increase in cash and cash equivalents	(13,750)	23,349
Cash and cash equivalents, beginning of period	36,955	13,606
Cash and cash equivalents, end of period	$23,205	$36,955

				EXHIBIT D
CPI Card Group Inc. and Subsidiaries
Segment Summary Information
For the Three Months and Year Ended December 31, 2017 and 2016
(Dollars in Thousands)
(Unaudited)

Net Sales
	Three Months Ended December 31,
	2017	2016	$ Change	% Change
Net sales by segment:
U.S Debit and Credit	$37,883	$43,740	$(5,857)	(13.4)%
U.S. Prepaid Debit	18,987	12,646	6,341	50.1%
U.K. Limited	7,475	7,793	(318)	(4.1)%
Other	2,659	3,580	(921)	(25.7)%
Eliminations	(2,040)	(379)	(1,661)	*
Total	$64,964	$67,380	$(2,416)	(3.6)%

	Year Ended December 31,
	2017	2016	$ Change	% Change
Net sales by segment:
U.S Debit and Credit	$158,899	$208,795	$(49,896)	(23.9)%
U.S. Prepaid Debit	61,132	60,065	1,067	1.8%
U.K. Limited	31,119	29,689	1,430	4.8%
Other	11,049	13,110	(2,061)	(15.7)%
Eliminations	(7,337)	(2,959)	(4,378)	*
Total	$254,862	$308,700	$(53,838)	(17.4)%

Gross Profit
	Three Months Ended December 31,
	2017	% of Net Sales	2016	% of Net Sales	$ Change	% Change
Gross profit by segment:
U.S Debit and Credit	$10,492	27.7%	$13,892	31.7%	$(3,400)	(24.5)%
U.S. Prepaid Debit	6,695	35.3%	3,647	28.8%	3,048	83.6%
U.K. Limited	1,189	15.9%	2,159	27.7%	(970)	(44.9)%
Other	258	*	738	* %	(480)	*
Total	$18,634	28.7%	$20,436	30.3%	$(1,802)	(8.8)%

	Year Ended December 31,
	2017	% of Net Sales	2016	% of Net Sales	$ Change	% Change
Gross profit by segment:
U.S Debit and Credit	$45,621	28.7%	$69,856	33.4%	$(24,235)	(34.7)%
U.S. Prepaid Debit	20,164	33.0%	21,048	35.0%	(884)	(4.2)%
U.K. Limited	6,792	21.8%	7,976	26.9%	(1,184)	(14.8)%
Other	2,414	*	3,018	* %	(604)	*
Total	$74,991	29.4%	$101,898	33.0%	$(26,907)	(26.4)%

Income from Operations
	Three Months Ended December 31,
	2017	% of Net Sales	2016	% of Net Sales	$ Change	% Change
Income from Operations by segment:
U.S Debit and Credit	$(13,060)	(34.5)%	$6,749	15.4%	$(19,809)	(293.5)%
U.S. Prepaid Debit	5,807	30.6%	2,529	20.0%	3,278	129.6%
U.K. Limited	(221)	(3.0)%	908	11.7%	(1,129)	(124.3)%
Other	(14,287)	*	(11,095)	*	(3,192)	*
Total	$(21,761)	(33.5)%	$(909)	(1.3)%	$(20,852)	2,293.9%

	Year Ended December 31,
	2017	% of Net Sales	2016	% of Net Sales	$ Change	% Change
Income from Operations by segment:
U.S Debit and Credit	$2,737	1.7%	$43,756	21.0%	$(41,019)	(93.7)%
U.S. Prepaid Debit	16,317	26.7%	16,211	27.0%	106	0.7%
U.K. Limited	1,410	4.5%	2,404	8.1%	(994)	(41.3)%
Other	(38,569)	*	(33,389)	*	(5,180)	*
Total	$(18,105)	(7.1)%	$28,982	9.4%	$(47,087)	(162.5)%

EBITDA
	Three Months Ended December 31,
	2017	% of Net Sales	2016	% of Net Sales	$ Change	% Change
EBITDA by segment (1)
U.S Debit and Credit	$(10,912)	(28.8)%	$8,848	20.2%	$(19,760)	(223.3)%
U.S. Prepaid Debit	6,547	34.5%	3,229	25.5%	3,318	102.8%
U.K. Limited	11	0.1%	998	12.8%	(987)	(98.9)%
Corporate and Other	(12,996)	*	(9,808)	*	(3,188)	*
Total	$(17,350)	(26.7)%	$3,267	4.8%	$(20,617)	(631.1)%

* Calculation not meaningful

(1) EBITDA is the primary measure used by management to evaluate segment operating performance.  The principal difference between Income from Operations and EBITDA is that EBITDA is adjusted to exclude Depreciation and Amortization expense of $2,156 and $2,085 in U.S. Debit and Credit, $741 and $699 in U.S. Prepaid Debit, $236 and $195 in U.K. Limited and $1,286 and $1,419 in Corporate and Other for the three months ended December 31, 2017 and 2016, respectively.

	Year Ended December 31,
	2017	% of Net Sales	2016	% of Net Sales	$ Change	% Change
EBITDA by segment (1)
U.S Debit and Credit	$11,469	7.2%	$52,090	24.9%	$(40,621)	(78.0)%
U.S. Prepaid Debit	19,244	31.5%	18,646	31.0%	598	3.2%
U.K. Limited	2,305	7.4%	2,839	9.6%	(534)	(18.8)%
Corporate and Other	(32,538)	*	(28,063)	*	(4,475)	*
Total	$480	0.2%	$45,512	14.7%	$(45,032)	(98.9)%

* Calculation not meaningful

(1)

EBITDA is the primary measure used by management to evaluate segment operating performance.  The principal difference between Income from Operations and EBITDA is that EBITDA is adjusted to exclude Depreciation and Amortization expense of $8,737 and $8,461 in U.S. Debit and Credit, $2,928 and $2,435 in U.S. Prepaid Debit, $853 and $715 in U.K. Limited and $5,496 and $5,316 in Corporate and Other for the years ended December 31, 2017 and 2016, respectively.

				EXHIBIT E
CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(Dollars in Thousands, Except Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
EBITDA and Adjusted EBITDA:
Net (loss) income	$(14,608)	$(4,014)	$(22,010)	$5,399
Interest expense, net	5,318	4,935	20,848	20,044
Income tax (benefit) expense	(12,479)	(2,052)	(16,372)	3,142
Depreciation and amortization	4,419	4,398	18,014	16,927
EBITDA	$(17,350)	$3,267	$480	$45,512

Adjustments to EBITDA
Impairments(1)	19,074	2,700	19,074	2,700
Litigation and related charges (2)	1,015	956	4,514	3,543
Stock-based compensation expense	622	794	1,989	3,579
EFT Source acquisition performance bonuses	—	250	—	1,000
Restructuring and other charges (3)	—	428	—	428
Foreign currency loss (gain)	8	226	(560)	417
Subtotal of adjustments to EBITDA	20,719	5,354	25,017	11,667
Adjusted EBITDA	$3,369	$8,621	$25,497	$57,179

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Adjusted net income (loss) and earnings (loss) per share:
Net (loss) income	$(14,608)	$(4,014)	$(22,010)	$5,399
Impairments(1)	19,074	2,700	19,074	2,700
Amortization of intangible assets	1,224	1,226	4,902	4,632
Litigation and related charges (2)	1,015	956	4,514	3,543
Stock-based compensation expense	622	794	1,989	3,579
EFT Source acquisition performance bonuses	—	250	—	1,000
Restructuring and other charges (3)	—	428	—	428
Tax effect of above items	(7,677)	(2,224)	(10,668)	(5,559)
Adjusted net (loss) income	$(350)	$116	$(2,199)	$15,722
(1)

Impairment charges of goodwill and intangibles in 2017 of $19.1 million include $17.2 million related to U.S. Debit and Credit and $1.9 million related to Other. The $2.7 million impairment in 2016 was related to a trademark acquired in the EFT Source acquisition.

(2)	Represents legal costs incurred in connection with certain patent and shareholder litigation.
(3)	Represents employee termination costs incurred primarily in connection with the elimination of a production shift at one of our facilities.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Weighted-average number of shares outstanding:
Basic	11,134,633	11,062,057	11,117,454	11,165,445
Effect of dilutive equity awards	—	77,828	—	75,275
Weighted-average diluted shares outstanding	11,134,633	11,139,885	11,117,454	11,240,720

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of diluted (loss) earnings per share (GAAP) to adjusted diluted earnings (loss) per share:
Diluted (loss) earnings per share (GAAP)	$(1.31)	$(0.36)	$(1.98)	$0.48
Impact of net (loss) income adjustments	1.28	0.37	1.78	0.92
Adjusted diluted (loss) earnings per share	$(0.03)	$0.01	$(0.20)	$1.40

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Constant Currency:
U.K. Limited net sales, as reported (GAAP)	$7,475	$7,793	$31,119	$29,689
Foreign currency translation impact	(468)	—	1,759	—
U.K. Limited net sales, constant currency adjusted	$7,007	$7,793	$32,878	$29,689
Net sales change, as reported (GAAP)	(4.1)%		4.8%
Net sales change, constant currency adjusted	(10.1)%		10.7%

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of cash provided by operating activities (GAAP) to free cash flow:
Cash provided by operating activities	$9,355	$20,186	$2,427	$59,958
Acquisitions of plant, equipment and leasehold improvements	(982)	(1,925)	(8,790)	(14,294)
Free cash flow	$8,373	$18,261	$(6,363)	$45,664